May 29, 2015

Dear Caterpillar Stockholder:

According to our latest records, we have not yet received your proxy for the important annual meeting of stockholders of Caterpillar Inc., to be held on June 10, 2015. Your Board of Directors recommends that stockholders vote FOR proposals 1, 2 and 3, and AGAINST proposals 4 through 7.

Your vote matters, regardless of the number of shares you own. To ensure your shares are represented at the meeting, please vote TODAY by telephone, over the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Thank you for your cooperation.
Christopher M. Reitz
Corporate Secretary

TIME IS SHORT AND YOUR VOTE IMPORTANT!
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in the
timely voting of your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED,
TOLL-FREE at 1-877-687-1865.